Exhibit 99.1

Veritiv Announces Record Second
Quarter 2022 Net Income, EPS, Adjusted EBITDA,
and Adjusted EBITDA Margin; Raises Earnings
Guidance

Second Quarter Financial Highlights

•	Net sales of $1.8 Billion, an increase of 9.8% from prior year; organic sales growth of 18.2% compared to prior year

•	Net Income and Diluted EPS of $91.1 Million and $6.12, respectively

•	Adjusted EBITDA and Adjusted EBITDA Margin[1] of $136.3 Million and 7.5%, respectively

•	Net Leverage Ratio of 0.7x

ATLANTA (August 9, 2022) – Veritiv Corporation (NYSE: VRTV), a full-service provider of business-to-business products, services and solutions, today announced financial results for the second quarter ended June 30, 2022.

“Double-digit organic sales growth and continued operational excellence contributed to the best performance for any quarter in company history for net income, EPS, Adjusted EBITDA dollars and Adjusted EBITDA margin,” said Sal Abbate, Chief Executive Officer. “The combination of continued sales growth and our cost and price management discipline resulted in record net income of $91 million which was more than three times higher than the second quarter of 2021, while diluted earnings per share increased to a record $6.12."

For the three months ended June 30, 2022, compared to the three months ended June 30, 2021:

•	Net sales were $1.8 billion, an increase of 9.8% from the prior year; organic sales increased 18.2%.

•	Net income was $91.1 million, compared to $26.4 million in the prior year. Net restructuring charges were $1.4 million, compared to $5.2 million in the prior year.

•	Basic and diluted earnings per share were $6.24 and $6.12, respectively, compared to $1.69 and $1.62, respectively, in the prior year.

•	Adjusted EBITDA was $136.3 million, an increase of 85.4% from the prior year.

•	Adjusted EBITDA margin was 7.5%, an increase of 310 basis points from the prior year.

For the six months ended June 30, 2022, compared to the six months ended June 30, 2021:

•	Net sales were $3.7 billion, an increase of 14.3% from the prior year; organic sales increased 19.2%.

•	Net income was $169.6 million, compared to $47.7 million in the prior year. Net restructuring charges were $4.1 million, compared to $9.5 million in the prior year.

•	Basic and diluted earnings per share were $11.55 and $11.23, respectively, compared to $3.03 and $2.89, respectively, in the prior year.

•	Adjusted EBITDA was $255.8 million, an increase of 92.3% from the prior year.

•	Adjusted EBITDA margin was 7.0%, an increase of 290 basis points from the prior year.

For the three months ended June 30, 2022, net cash provided by operating activities was $68.2 million and free cash flow was $66.0 million. For the six months ended June 30, 2022, net cash provided by operating activities was $62.3 million and free cash flow was $50.7 million.

“During the second quarter, while repurchasing $94.4 million worth of shares under our $200 million Share Repurchase Program, our strong earnings performance drove a record low net leverage ratio of 0.7x,” said Steve Smith, Chief Financial Officer. “Our record low net leverage ratio and strong free cash flow generation provides us with significant optionality to enhance our growth.”

Revised 2022 Guidance

Given the strong financial performance so far this year and favorable outlook for the remainder of the year, despite the divestiture of our Canada business, the Company now expects full year 2022 net income to be in the range of $285 to $315 million. Diluted earnings per share is estimated to be in the range of $19.50 to $21.50, based on approximately 14.7 million fully diluted shares outstanding. Adjusted EBITDA is now expected to be in the range of $475 to $505 million. Net cash provided by operating activities and free cash flow are still expected to be approximately $280 million and $250 million, respectively. Capital expenditures are still estimated to be approximately $30 million.

1Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net sales.

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Veritiv Corporation will host a conference call and webcast today, August 9, 2022, at 9 a.m. (ET) to discuss its second quarter financial results and full year 2022 guidance. To participate, callers within the United States (U.S.) and Canada can dial (888) 330-2469, and international callers can use the following link for international access numbers, https://events.evolveirportal.com/custom/access/2324, both using conference ID number 3047006. Interested parties can also listen online at ir.veritivcorp.com. A replay of the call and webcast will be available online for a limited period of time at ir.veritivcorp.com shortly after the webcast is completed.

Important information regarding U.S. generally accepted accounting principles ("U.S. GAAP") and related reconciliations of non-GAAP financial measures to the most comparable U.S. GAAP measures can be found in the schedules to this press release, which should be thoroughly reviewed.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products, and logistics and supply chain management solutions. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S. and Mexico, and team members around the world helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Safe Harbor Provision

Certain statements contained in this press release regarding Veritiv Corporation’s (the "Company") future operating results, performance, strategy, business plans, prospects and guidance, statements related to the impact of COVID-19 and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "continue," "intend," "should," "will," "would," "planned," "estimated," "potential," "goal," "outlook," "may," "predicts," "could," or the negative of such terms, or other comparable expressions, have been used to identify such forward-looking statements. All forward-looking statements reflect only the Company’s current beliefs and assumptions with respect to future operating results, performance, business plans, prospects, guidance and other matters, and are based on information currently available to the Company. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the Company’s actual operating results, performance, business plans, prospects or guidance to differ materially from those expressed in, or implied by, these statements.

Factors that could cause actual results to differ materially from current expectations include the risks and other factors described under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and in the Company's other publicly available reports filed with the Securities and Exchange Commission ("SEC"). Such risks and other factors, which in some instances are beyond the Company's control, include: adverse impacts of the COVID-19 pandemic; the industry-wide decline in demand for paper and related products; increased competition from existing and non-traditional sources; procurement and other risks in obtaining packaging, facility products and paper from our suppliers for resale to our customers; changes in prices for raw materials; changes in trade policies and regulations; increases in the cost of fuel and third-party freight and the availability of third-party freight providers; the loss of any of our significant customers; inability to realize expected benefits of restructuring plans; adverse developments in general business and economic conditions that could impair our ability to use net operating loss carryforwards and other deferred tax assets; our ability to adequately protect our material intellectual property and other proprietary rights, or to defend successfully against intellectual property infringement claims by third parties; our ability to attract, train and retain highly qualified employees; our pension and health care costs and participation in multi-employer pension, health and welfare plans; the effects of work stoppages, union negotiations and labor disputes; our ability to generate sufficient cash to service our debt; increasing interest rates; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time; our ability to comply with the covenants contained in our debt agreements; costs to comply with laws, rules and regulations, including environmental, health and safety laws, and to satisfy any liability or obligation imposed under such laws; changes in tax laws; adverse results from litigation, governmental investigations or audits, or tax-related proceedings or audits; regulatory changes and judicial rulings impacting our business; the impact of adverse developments in general business and economic conditions as well as conditions in the global capital and credit markets on demand for our products and services, our business including our international operations, and our customers; foreign currency fluctuations; inclement weather, widespread outbreak of an illness, anti-terrorism measures and other disruptions to our supply chain, distribution system and operations; our dependence on a variety of information technology and telecommunications systems and the Internet; our reliance on third-party vendors for various services; cybersecurity risks; and other events of which we are presently unaware or that we currently deem immaterial that may result in unexpected adverse operating results.

The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2022 to be filed with the SEC may contain updates to the information included in this release.

Financial Statements

VERITIV CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$1,820.7	$1,658.6	$3,678.8	$3,217.9
Cost of products sold (exclusive of depreciation and amortization shown separately below)	1,410.9	1,319.0	2,866.3	2,557.1
Distribution expenses	98.2	104.0	210.4	205.5
Selling and administrative expenses	180.7	177.8	368.6	344.2
Depreciation and amortization	11.1	14.3	23.8	28.8
Restructuring charges, net	1.4	5.2	4.1	9.5
Operating income (loss)	118.4	38.3	205.6	72.8
Interest expense, net	4.0	4.5	7.5	9.6
Other (income) expense, net	(6.6)	(1.7)	(7.2)	(2.7)
Income (loss) before income taxes	121.0	35.5	205.3	65.9
Income tax expense (benefit)	29.9	9.1	35.7	18.2
Net income (loss)	$91.1	$26.4	$169.6	$47.7

Earnings (loss) per share:
Basic	$6.24	$1.69	$11.55	$3.03
Diluted	$6.12	$1.62	$11.23	$2.89

Weighted-average shares outstanding:
Basic	14.61	15.58	14.69	15.73
Diluted	14.88	16.30	15.10	16.49

VERITIV CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except par value, unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$32.1	$49.3
Accounts receivable, less allowances of $29.8 and $34.4, respectively	968.4	1,011.2
Inventories	423.8	484.5
Other current assets	127.5	132.7
Total current assets	1,551.8	1,677.7
Property and equipment (net of accumulated depreciation and amortization of $321.5 and $332.4, respectively)	135.2	162.9
Goodwill	96.3	99.6
Other intangibles, net	37.8	42.7
Deferred income tax assets	58.8	47.1
Other non-current assets	355.0	408.4
Total assets	$2,234.9	$2,438.4
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$533.4	$561.9
Accrued payroll and benefits	72.2	110.0
Other accrued liabilities	151.5	185.7
Current portion of debt	15.2	16.0
Total current liabilities	772.3	873.6
Long-term debt, net of current portion	398.3	499.7
Defined benefit pension obligations	4.1	7.2
Other non-current liabilities	376.3	422.1
Total liabilities	1,551.0	1,802.6
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value, 10.0 million shares authorized, none issued	—	—
Common stock, $0.01 par value, 100.0 million shares authorized; shares issued - 17.5 million and 17.0 million, respectively; shares outstanding - 14.3 million and 14.6 million, respectively	0.2	0.2
Additional paid-in capital	610.0	633.8
Accumulated earnings (deficit)	312.8	143.2
Accumulated other comprehensive loss	(17.2)	(24.3)
Treasury stock at cost - 3.2 million and 2.4 million shares, respectively	(221.9)	(117.1)
Total shareholders' equity	683.9	635.8
Total liabilities and shareholders' equity	$2,234.9	$2,438.4

VERITIV CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities
Net income (loss)	$169.6	$47.7
Depreciation and amortization	23.8	28.8
Amortization and write-off of deferred financing fees	0.8	0.7
Net (gains) losses on disposition of assets and sale of a business	(15.3)	(5.6)
Provision for expected credit losses	(0.1)	(0.3)
Deferred income tax provision (benefit)	(11.6)	1.3
Stock-based compensation	5.9	4.7
Other non-cash items, net	(7.0)	1.8
Changes in operating assets and liabilities
Accounts receivable	(51.4)	(36.2)
Inventories	(25.4)	(21.2)
Other current assets	(1.5)	0.4
Accounts payable	23.4	58.9
Accrued payroll and benefits	(31.8)	(13.9)
Other accrued liabilities	(13.9)	(18.6)
Other	(3.2)	1.6
Net cash provided by (used for) operating activities	62.3	50.1
Investing activities
Property and equipment additions	(11.6)	(9.1)
Proceeds from asset sales and sale of a business, net of cash transferred	139.4	11.3
Proceeds from insurance related to property and equipment	3.5	—
Net cash provided by (used for) investing activities	131.3	2.2
Financing activities
Change in book overdrafts	12.9	(6.3)
Borrowings of long-term debt	3,111.5	2,845.1
Repayments of long-term debt	(3,190.9)	(2,909.0)
Payments under right-of-use finance leases	(6.3)	(6.7)
Payments under vendor-based financing arrangements	(3.2)	—
Deferred financing fees	—	(3.3)
Purchase of treasury stock	(104.8)	(50.4)
Impact of tax withholding on share-based compensation	(29.7)	(8.3)
Other	0.3	0.7
Net cash provided by (used for) financing activities	(210.2)	(138.2)
Effect of exchange rate changes on cash	(0.6)	0.0
Net change in cash and cash equivalents	(17.2)	(85.9)
Cash and cash equivalents at beginning of period	49.3	120.6
Cash and cash equivalents at end of period	$32.1	$34.7
Supplemental cash flow information
Cash paid for income taxes, net of refunds	$57.8	$26.0
Cash paid for interest	6.4	8.6
Non-cash investing and financing activities
Non-cash additions to property and equipment for right-of-use finance leases and vendor-based financing arrangements	$18.1	$0.4
Non-cash additions to other non-current assets for right-of-use operating leases	37.3	24.8

Non-GAAP Measures

We supplement our financial information prepared in accordance with U.S. GAAP with certain non-GAAP measures including organic sales (net sales on an average daily sales basis excluding revenue from sold businesses in the prior year period for which there is no comparable revenue in the current year period, and revenue from acquired businesses for a period of 12 months after we complete the acquisition), Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, restructuring charges, net, integration and acquisition expenses and other similar charges including any severance costs, costs associated with warehouse and office openings or closings, consolidation, and relocation and other business optimization expenses, stock-based compensation expense, changes in the LIFO reserve, non-restructuring asset impairment charges, non-restructuring severance charges, non-restructuring pension charges (benefits), fair value adjustments related to contingent liabilities assumed in mergers and acquisitions and certain other adjustments), free cash flow and other non-GAAP measures such as the Net Leverage Ratio (calculated as Net Debt to Adjusted EBITDA). We believe investors commonly use Adjusted EBITDA, free cash flow and these other non-GAAP measures as key financial metrics for valuing companies; we also present organic sales to help investors better compare period-over-period results. In addition, the credit agreement governing our Asset-Based Lending Facility (the "ABL Facility") permits us to exclude the foregoing and other charges in calculating "Consolidated EBITDA", as defined in the ABL Facility.

Organic sales, Adjusted EBITDA, free cash flow and these other non-GAAP measures are not alternative measures of financial performance or liquidity under U.S. GAAP. Non-GAAP measures do not have definitions under U.S. GAAP and may be defined differently by, and not be comparable to, similarly titled measures used by other companies. As a result, we consider and evaluate non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with U.S. GAAP. We caution investors not to place undue reliance on such non-GAAP measures and to consider them with the most directly comparable U.S. GAAP measures. Organic sales, Adjusted EBITDA, free cash flow and these other non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under U.S. GAAP. Please see the following tables for reconciliations of non-GAAP measures to the most comparable U.S. GAAP measures.

Table I

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

NET INCOME (LOSS) TO ADJUSTED EBITDA; ADJUSTED EBITDA MARGIN

(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$91.1	$26.4	$169.6	$47.7
Interest expense, net	4.0	4.5	7.5	9.6
Income tax expense (benefit)	29.9	9.1	35.7	18.2
Depreciation and amortization	11.1	14.3	23.8	28.8
EBITDA	136.1	54.3	236.6	104.3
Restructuring charges, net	1.4	5.2	4.1	9.5
Facility closure charges, including (gain) loss from asset disposition	(0.3)	(1.5)	(0.9)	(1.2)
Stock-based compensation	3.1	3.5	5.9	4.7
LIFO reserve (decrease) increase	11.8	11.0	22.8	16.1
Non-restructuring severance charges	(0.2)	1.1	1.5	1.9
Non-restructuring pension charges (benefits)	(7.0)	—	(7.0)	—
Other	(8.6)	(0.1)	(7.2)	(2.3)
Adjusted EBITDA	$136.3	$73.5	$255.8	$133.0

Net sales	$1,820.7	$1,658.6	$3,678.8	$3,217.9
Adjusted EBITDA as a % of net sales	7.5%	4.4%	7.0%	4.1%

Table I.a.

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED EBITDA GUIDANCE

(in millions, unaudited)

	Forecast for Year Ending December 31, 2022
	Low	High
Net income (loss)	$285	$315
Interest expense, net	15	15
Income tax expense (benefit)	85	90
Depreciation and amortization	50	50
Other reconciling items	40	35
Adjusted EBITDA	$475	$505

Table II

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

FREE CASH FLOW

(in millions, unaudited)

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Net cash provided by (used for) operating activities	$68.2	$62.3
Less: Capital expenditures	(2.2)	(11.6)
Free cash flow	$66.0	$50.7

Table II.a

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

FREE CASH FLOW GUIDANCE

(in millions, unaudited)

Forecast for Year Ending December 31, 2022
Net cash provided by (used for) operating activities	approximately $280
Less: Capital expenditures	approximately ($30)
Free cash flow	approximately $250

Table III

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

NET DEBT TO ADJUSTED EBITDA

(in millions, unaudited)

	June 30, 2022
Amount drawn on ABL Facility	$361.4
Less: Cash and cash equivalents	(32.1)
Net debt	$329.3

Last Twelve Months Adjusted EBITDA	$465.4

Net debt to Adjusted EBITDA	0.7	x

Last Twelve Months
June 30, 2022
Net income (loss)	$266.5
Interest expense, net	15.1
Income tax expense (benefit)	70.4
Depreciation and amortization	50.2
EBITDA	402.2
Restructuring charges, net	10.0
Facility closure charges, including (gain) loss from asset disposition	0.4
Stock-based compensation	8.6
LIFO reserve (decrease) increase	50.3
Non-restructuring severance charges	7.4
Non-restructuring pension charges (benefits)	(6.5)
Other	(7.0)
Adjusted EBITDA	$465.4

Table IV

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

SALES GROWTH TO ORGANIC GROWTH

(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reported sales growth	9.8%	18.1%	14.3%	3.4%
Daily impact	0.0%	0.0%	0.0%	0.8%
Sales per day growth	9.8%	18.1%	14.3%	4.2%
Business divestitures[1]	8.4%	0.1%	4.9%	0.0%
Organic sales growth[2]	18.2%	18.1%	19.2%	4.1%

Business Days	64	64	127	127

1 Represents the divestitures of the Rollsource business on March 31, 2021 and the Veritiv Canada, Inc. business on May 2, 2022.

2 Some of the amounts do not sum due to rounding.

Veritiv Contacts:

Investors: Scott Palfreeman, 844-845-2136	Media: Kristie Madara, 770-391-8471